EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-1 of The Frontier Fund of our report dated [●], 201[●], relating to our audit of the consolidated statement of financial condition of Equinox Fund Management, LLC as of [●], 201[●], which was included in the Report on Form 8-K filed by The Frontier Fund on [●], 201[●]. We also consent to the reference of our firm under the captions “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado
[●], 2016